Commerce Bancshares Expands Share Repurchase Program, Reflecting Confidence in Long-Term Value and Reinforcing Disciplined Capital Strategy

Company Release - 4/28/2026 11:13 AM ET

KANSAS CITY, Mo.--(BUSINESS WIRE)-- Commerce Bancshares, Inc.'s (NASDAQ: CBSH) Board of Directors approved an increase to the Company's share repurchase authorization, adding 2,500,000 shares of common stock.

When combined with the shares remaining under the prior authorization as of October 31, 2025, the Company is now authorized to repurchase up to 7,500,000 total shares of its common stock under its share repurchase program.

The expanded authorization reflects the Board's continued focus on disciplined capital management and its commitment to creating long-term shareholder value, while maintaining the financial flexibility needed to support the Company's strategic priorities.

Repurchases under the program may be made from time to time through open market purchases, privately negotiated transactions, or other methods in compliance with applicable laws and regulations. Any repurchases will be made at the sole discretion of management, and the timing and actual number of shares repurchased will depend on market pricing and conditions, business, legal, accounting, and other considerations.

The share repurchase program does not obligate Commerce to purchase any particular number of shares, and there is no assurance as to the timing or volume of any repurchases. The program may be suspended, modified, or terminated by the Company at any time and for any reason without prior notice.

About Commerce Bancshares, Inc.

Commerce Bancshares, Inc. (NASDAQ: CBSH) is a regional bank holding

company with $35.7 billion in assets[1], offering banking, payment solutions, wealth management and securities brokerage through its subsidiaries. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions.

Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With its recent acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina.

Customers can conveniently access their accounts 24/7 using mobile and online platforms, as well as a customer service line.

Learn more at www.commercebank.com

[1]As of March 31, 2026

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Annual Report on Form 10-K.

For additional information, contact:
Commerce Bank Media Relations at media@commercebank.com

Source: Commerce Bancshares, Inc.